Exhibit 10.4

SCHEDULE OF BASE SALARIES FOR EXECUTIVE OFFICERS

Name	Base Salary
Alan I. Kirshner	$600,000
Anthony F. Markel	575,000
Steven A. Markel	575,000
Thomas S. Gayner	475,000
Paul W. Springman	475,000
Richard R. Whitt, III	395,000